EXHIBIT 5.1
                             KENNETH I. DENOS, P.C.

                                 August 5, 2005


Synerteck Incorporated
11585 South State, Suite 102
Draper, UT 84020

To the Board of Directors:

     We have acted as counsel to Synerteck Incorporated, a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 1,000,000 shares of the Company's Common Stock (the "Shares"), par value $0.002 per share, issuable to employees, consultants, and other service providers of the Company pursuant to the Company's 2005 Stock Incentive Plan ("Plan").

     In connection with the foregoing, we have examined the corporate records and proceedings of the Company and have taken such further action as we have deemed necessary or appropriate to the rendering of our opinion herein.

     Based upon and subject to the foregoing, we are of the opinion that, when issued and paid for in accordance with the Plan, the Shares will be validly issued, fully paid and non-assessable.

     We are members of the bar of the State of Utah and are not licensed or admitted to practice in any other jurisdiction. Accordingly, we express no opinion with respect to the laws of any jurisdiction other than the State of Utah and the federal laws of the United States.

     We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

                                                Very truly yours,

                                                KENNETH I. DENOS, P.C.
                                                /s/ Kenneth I. Denos